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                                                      EXHIBIT 10.2


                         [inTEST Corporation Letterhead]





June 22, 2000

Mr. William M. Stone
President and Chief Executive Officer
Temptronic Corporation
55 Chapel Street
Newton, MA  02158

             RE:  Compensation Arrangements

Dear Bill:

     In light of the significant contributions you have made to Temptronic Corporation's return to profitability, we have agreed to revise your compensation arrangement as described in this letter.

     1) Options: Promptly after the approval by our shareholders of the amendment of our 1997 Stock Plan (the "Plan") to increase the number of shares available for issuance under the Plan, the Compensation Committee will take action to grant to you options to purchase 60,000 shares of inTEST common stock (the "Options").

         We intend that the Options will be incentive stock options, having an exercise price equal to the Fair Market Value (as defined in the Plan) of the common stock on the date of grant.

         The Options will vest as follows: 20% upon grant and 20% on the first, second, third and fourth anniversaries of the date of initial grant. Vesting of the options will be accelerated upon the occurrence of any of the following conditions: (i) a "Change in Control" of inTEST
     (as such phrase is defined in the Plan); (ii) your death or disability; or (iii) the termination of your employment by inTEST without "cause" (as defined in your employment agreement dated as of March 9, 2000). Upon your voluntary resignation or termination of your employment by inTEST for cause, any of the Options not then vested will terminate.

         The Options will expire ten years after the date of grant, unless the expiration date is accelerated as provided in the Plan. Section 5.3(e) of the Plan sets forth other provisions relevant to the termination of options which will be applicable to the Options. In addition, the Options will be subject to the terms, conditions and provisions of the Plan applicable to incentive stock options. A copy of the Plan is enclosed for your convenience.

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     2)  Bonus:  In addition to the bonus (the "Percent of Profits Bonus")
     described in your employment agreement, we will pay you an additional bonus (the "Fixed Bonus") as follows:

           Payable Date                          Amount
             8/1/00                             $100,000
             8/1/01                             $100,000
             8/1/02                             $100,000
             8/1/03                             $100,000
             8/1/04                             $100,000

         Payment of the Fixed Bonus due on any Payable Date is conditioned upon your continued employment with inTEST Corporation; provided, however, that upon occurrence of any of the following events, the remaining payments will be accelerated and become payable within thirty days thereafter: (i) a Change in Control of inTEST (as defined above);
     (ii) your death or disability; or (iii) the termination of your employment by inTEST without cause.

         For purposes of determining the Percent of Profits Bonus, the pre-tax profit used in the calculation of the Percent of Profits Bonus will be net of the Fixed Bonus paid during the relevant calendar year.

     3) Additional Arrangements: We will advance to you as a draw against the Fixed Bonus described in Item 2 above the sum of $70,000.00 on the later of (i) July 3, 2000 or (ii) the execution of this letter. This advance will be offset against the payment of the Fixed Bonus due on 8/1/00.

     Please indicate your agreement to these proposed revisions of your compensation arrangement by signing a copy of this letter in the space provided below and returning such signed copy to my attention. Upon shareholder approval of the amendment to increase the number of shares authorized under the Plan, we will take the necessary steps to issue the Options and to formally amend your employment agreement to reflect the provisions described in this letter.

                                       With best regards,


                                       /s/ Hugh T. Regan, Jr.
                                       -------------------------
                                       Hugh T. Regan, Jr.
                                       Treasurer and Chief Financial Officer

Agreed and accepted on June 26, 2000:


/s/ William M. Stone
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William M. Stone